Exhibit (5)

CERTIFICATE NUMBER	NUMBER OF SHARES

Organized Under the Laws of the State of Minnesota
Municipal Auction Rate Cumulative Preferred Stock, Series
$.01 Par Value Per Share
$ 25,000 Liquidation Preference Per Share
CUSIP NO.
This Certifies that CEDE & CO. is the owner of                      fully paid and non-assessable shares of Municipal Auction Rate Cumulative Preferred Stock, Series                     , $.01 par value per share, $25,000 liquidation preference per share, of                     — (the “Fund”) transferable only on the books of the Fund by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.
A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Fund to any shareholder upon request and without charge. The Fund is organized as a Minnesota corporation.
IN WITNESS WHEREOF, the Fund has caused this Certificate to be signed by its duly authorized officers this                      day of                     ,                      A.D.

As Transfer Agent and Registrar

By:		By:

	Authorized Signature		Vice President

Attest:

Assistant Secretary